Exhibit 99.1

Stepan Reports Fourth Quarter Results and Record Full Year 2022 Earnings

Northbrook, Illinois, February 16, 2023 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•
Reported net income was $10.8 million, or $0.47 per diluted share, versus $17.0 million, or $0.73 per diluted share, in the prior year. Adjusted net income* was $13.5 million, or $0.59 per diluted share versus $22.5 million, or $0.97 per diluted share, in the prior year. Total Company sales volume decreased 17% versus the prior year.

•
Surfactant operating income was $21.8 million versus $32.4 million in the prior year. This decrease was primarily due to a 15% decline in global sales volume that was partially offset by improved product and customer mix. The lower sales volume was mostly due to lower global commodity laundry demand, lower demand within the North American Personal Care end market and customer inventory destocking. Higher global demand in the Agricultural and Institutional Cleaning end markets partially offset the above.

•
Polymer operating income was $3.0 million versus $12.9 million in the prior year. This decrease was primarily due to a 23% decline in global sales volume, including a 21% volume decline in Rigid Polyols and lower demand in the Specialty Polyols and Phthalic Anhydride businesses. The lower demand reflects customer inventory destocking, lower construction-related activities and general economic concerns.

•
Specialty Product operating income was $6.6 million versus $2.1 million in the prior year. This increase was primarily attributable to improved margins and customer mix within the medium chain triglycerides (MCT) product line and order timing differences within the food and flavor business.

•
The effect of foreign currency translation negatively impacted net income by $0.4 million, or $0.02 per diluted share, versus the prior year.

Full Year Highlights

•
Reported net income for full year 2022 was a record $147.2 million, or $6.38 per diluted share, versus $137.8 million, or $5.92 per diluted share, in the prior year. Adjusted net income* was a record $153.5 million, or $6.65 per diluted share, versus $143.5 million, or $6.16 per diluted share, in the prior year. Total Company sales volume declined 7% versus the prior year driven by a 12% decline in the second half of 2022.

•
The Surfactant segment delivered operating income of $162.7 million, down 2% versus the prior year. Surfactant global sales volume was down 6% primarily due to lower global commodity laundry demand, raw material constraints and customer inventory destocking efforts. Higher demand for products sold into the Functional Products and Institutional Cleaning end markets partially offset the above. The Polymer segment delivered $82.9 million of operating income, up 13% versus the prior year. Global Polymer sales volume declined 7% versus the prior year due to customer inventory destocking and lower construction-related activities, primarily in the second half of the year. Specialty Product operating income was $29.9 million versus $14.2 million in the prior year.

•
The effect of foreign currency translation negatively impacted net income by $5.6 million, or $0.24 per diluted share, versus the prior year.

* Adjusted net income and adjusted earnings per share are non-GAAP measures which exclude deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

“The Company delivered record full year earnings in 2022 despite significant inflation across many cost elements, supply chain challenges, a slow down in demand across most end use markets and customer destocking efforts during the second half of the year. Both reported net income and adjusted net income were up 7% versus 2021," said Scott Behrens, President and Chief Executive Officer. “For the fourth quarter, both Surfactant and Polymer operating income were significantly impacted by customer and channel inventory destocking. We saw lower demand, particularly in construction-related markets, consumer commodity laundry and from our Tier 2/3 customers. In addition, Surfactant results were negatively impacted by higher expenses associated with our transition to low 1,4 dioxane capabilities, while Polymer results were negatively impacted by higher planned maintenance activity in our North American Phthalic Anhydride plant. These headwinds were partially offset by improved product and customer mix inclusive of double digit sales volume growth into the Agricultural end market. Specialty Product results improved significantly due to margin improvement and customer mix.”

Financial Summary

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, except per share data)	2022	2021	% Change	2022	2021	% Change
Net Sales	$627,176	$610,027	3%	$2,773,270	$2,345,966	18%
Operating Income	$11,691	$19,997	(42)%	$207,336	$170,781	21%
Net Income Attributable to Stepan	$10,834	$16,995	(36)%	$147,153	$137,804	7%
Earnings per Diluted Share	$0.47	$0.73	(36)%	$6.38	$5.92	8%

Adjusted Net Income *	$13,456	$22,493	(40)%	$153,473	$143,499	7%
Adjusted Earnings per Diluted Share *	$0.59	$0.97	(39)%	$6.65	$6.16	8%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•
Deferred Compensation: The 2022 fourth quarter reported net income includes $2.0 million of after-tax expense versus $2.2 million of after-tax expense in the prior year.

•
Cash-Settled SARs: These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time. Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income. Reported net income in both the 2022 and 2021 fourth quarters include $0.2 million of after-tax expense.

•
Business Restructuring and Asset Disposition: The 2022 fourth quarter reported net income includes $0.1 million of after-tax decommissioning expense related to the Company's Canadian plant closure. The fourth quarter of 2021 includes a $2.0 million after-tax loss on the sale of one of the Company’s corporate headquarters buildings and $0.3 million of after-tax decommissioning expense related to the Company’s Canadian plant closure.

•
Environmental Remediation – The fourth quarter of 2022 reported net income includes $0.4 million of after-tax expense versus $0.8 million of after-tax expense in the prior year.

Percentage Change in Net Sales

Net sales in the fourth quarter of 2022 increased 3% year-over-year primarily due to higher selling prices that were mainly attributable to the pass-through of higher raw material and input costs as well as improved product and customer mix. These higher selling prices were largely offset by a 17% decrease in global sales volume and the unfavorable impact of foreign currency translation.

	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2022
Volume	(17)%	(7)%
Selling Price & Mix	24%	30%
Foreign Translation	(4)%	(5)%
Total	3%	18%

Segment Results

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Net Sales
Surfactants	$454,534	$420,123	8%	$1,882,745	$1,562,795	20%
Polymers	$148,309	$173,676	(15)%	$789,080	$713,440	11%
Specialty Products	$24,333	$16,228	50%	$101,445	$69,731	45%
Total Net Sales	$627,176	$610,027	3%	$2,773,270	$2,345,966	18%

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, all amounts pre-tax)	2022	2021	% Change	2022	2021	% Change
Operating Income
Surfactants	$21,752	$32,441	(33)%	$162,746	$165,999	(2)%
Polymers	$2,992	$12,862	(77)%	$82,897	$73,591	13%
Specialty Products	$6,649	$2,126	213%	$29,895	$14,178	111%
Segment Operating Income	$31,393	$47,429	(34)%	$275,538	$253,768	9%
Corporate Expenses	$(19,702)	$(27,432)	(28)%	$(68,202)	$(82,987)	(18)%
Consolidated Operating Income	$11,691	$19,997	(42)%	$207,336	$170,781	21%

Total segment operating income for the fourth quarter of 2022 decreased $16.0 million, or 34%, versus the prior year quarter. Total segment operating income for full year 2022 increased $21.8 million, or 9%, versus the prior year.

•
Surfactant net sales were $454.5 million for the quarter, an 8% increase versus the prior year. Selling prices were up 26% primarily due to the pass-through of higher raw material and input costs as well as improved product and customer mix. Sales volume decreased 15% year-over-year primarily due to lower global commodity laundry demand, lower demand within the North American Personal Care end market and customer inventory destocking. Higher global demand for products sold into the Agricultural and Institutional Cleaning end markets partially offset the above. The unfavorable impact of foreign currency translation negatively impacted net sales by 3%. Surfactant operating income for the quarter decreased $10.7 million versus the prior year primarily due to the 15% decline in sales volume and higher expenses associated with the Company's transition to low 1,4 dioxane capabilities.

•
Polymer net sales were $148.3 million for the quarter, a 15% decrease versus the prior year. Selling prices increased 14% primarily due to the pass through of higher raw material and input costs. Sales volume decreased 23% in the quarter primarily due to a 21% decline in Rigid Polyols and lower demand in the Specialty Polyols and Phthalic Anhydride businesses. The lower demand reflects customer inventory destocking, lower construction-related activities and general economic concerns. The translation impact of a stronger U.S. dollar negatively impacted net sales by 6%. Polymer operating income decreased $9.9 million versus the prior year primarily due to the 23% decrease in global sales volume and higher costs associated with planned maintenance activity at the Company's North American Phthalic Anhydride plant.

•
Specialty Product net sales were $24.3 million for the quarter, a 50% increase versus the prior year. Sales volume was down 6% between years while operating income increased $4.5 million. The operating income increase was primarily attributable to improved margins and customer mix within the MCT product line and order timing differences within our food and flavor business.

Corporate Expenses

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Total - Corporate Expenses	$19,702	$27,432	(28)%	$68,202	$82,987	(18)%
Less:
Deferred Compensation Expense	$3,645	$4,747	(23)%	$(9,393)	$6,895	(236)%
Business Restructuring and Asset Disposition	$83	$3,086	(97)%	$308	$3,353	(91)%
Environmental Remediation Expense	$481	$1,031	(53)%	$11,483	$1,977	481%
Adjusted Corporate Expense	$15,493	$18,568	(17)%	$65,804	$70,762	(7)%

* See Table III for a discussion of deferred compensation plan accounting.

•
Corporate expenses, excluding deferred compensation, business restructuring and environmental costs, decreased $3.1 million, or 17% for the quarter. The decrease was primarily due to lower incentive-based compensation expenses, lower consulting expenses and the favorable impact of foreign currency translation.

Income Taxes

The Company’s full year effective tax rate was 22.0% in 2022 versus 20.1% in 2021. This year-over-year increase was primarily due to non-recurring favorable tax benefits recognized in 2021.

Shareholder Return

The Company paid $8.1 million of dividends to shareholders and repurchased $2.7 million of Company stock in the fourth quarter of 2022. For the full year the Company paid $30.6 million of dividends and repurchased $24.9 million of Company stock. The Company has $125.1 million remaining under the share repurchase program authorized by its Board of Directors. With the cash dividend increase in the fourth quarter of 2022, the Company has increased its dividend on the Company’s common stock for the 55th consecutive year.

Selected Balance Sheet Information

The Company’s total debt increased by $22.2 million and cash increased by $8.1 million versus September 30, 2022. The increase in debt primarily reflects borrowings against the Company's revolving credit facility that were partially offset by scheduled debt repayments. The Company’s net debt level increased $14.1 million versus September 30, 2022 and the net debt ratio remained constant at 26% (Net Debt and Net Debt Ratios are non-GAAP measures).

($ in millions)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Net Debt
Total Debt	$587.1	$564.9	$526.0	$537.1	$363.6
Cash	173.8	165.7	194.6	236.0	159.2
Net Debt	$413.3	$399.2	$331.4	$301.1	$204.4
Equity	1,166.1	1,130.2	1,125.7	1,116.7	1,074.2
Net Debt + Equity	$1,579.4	$1,529.4	$1,457.1	$1,417.8	$1,278.6
Net Debt / (Net Debt + Equity)	26%	26%	23%	21%	16%

The major working capital components were:

($ in millions)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21
Net Receivables	$436.9	$476.2	$518.8	$504.5	$419.5
Inventories	402.5	397.6	340.7	308.4	305.5
Accounts Payable	(375.7)	(350.1)	(366.2)	(350.8)	(323.4)
	$463.7	$523.7	$493.3	$462.1	$401.6

The Company had full year capital expenditures of $301.6 million in 2022 versus $194.5 million in the prior year. The year-over-year increase is primarily due to increased expenditures in the U.S. for the advancement of the Company's new alkoxylation facility in Pasadena, Texas, which is expected to provide flexible capacity of 75,000 metric tons per year, and new capability and capacity to produce ether sulfates that meet new regulatory limits on 1,4 dioxane.

2023 Outlook

“The Company delivered record income in 2022 and I want to thank all our employees for their excellent work. We have now delivered three consecutive years of record earnings," said Scott Behrens, President and Chief Executive Officer. "Looking forward, we believe 2023 will be challenged by continued elevated inflation and high interest rates. We believe this macro environment could negatively impact consumer demand and construction-related activity which will affect both our Surfactant and Polymer businesses. Additionally, we believe higher overall cost inflation, higher depreciation and pre-start up expenses associated with our new Pasadena site, will challenge our ability to deliver earnings growth in 2023. We are seeking to partially offset these 2023 headwinds with productivity improvements, pricing increases where possible, and furthering our efforts to improve product and customer mix. Despite this projected macro environment, we remain committed to executing our long-term growth strategy.”

Conference Call

Stepan Company will host a conference call to discuss its fourth quarter and full year 2022 results at 10:00 a.m. ET (9:00 a.m. CT) on February 16, 2023. The call can be accessed by phone and webcast. To access the call by phone, please click on this Registration Link, complete the form and you will be provided with dial in details and a PIN. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. The webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2022 and 2021

(Unaudited – in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2022	2021	2022	2021
Net Sales	$627,176	$610,027	$2,773,270	$2,345,966
Cost of Sales	559,416	526,774	2,346,201	1,950,156
Gross Profit	67,760	83,253	427,069	395,810
Operating Expenses:
Selling	13,122	14,906	59,030	59,186
Administrative	22,678	23,466	102,177	92,906
Research, Development and Technical Services	16,541	17,051	66,633	62,689
Deferred Compensation Expense	3,645	4,747	(9,393)	6,895
	55,986	60,170	218,447	221,676

Goodwill Impairment	-	-	978	-
Business Restructuring and Asset Disposition	83	3,086	308	3,353

Operating Income	11,691	19,997	207,336	170,781

Other Income (Expense):
Interest, Net	(2,555)	(1,063)	(9,809)	(5,753)
Other, Net	175	3,303	(8,824)	7,509
	(2,380)	2,240	(18,633)	1,756

Income Before Income Taxes	9,311	22,237	188,703	172,537
Provision for Income Taxes	(1,523)	5,179	41,550	34,642
Net Income	10,834	17,058	147,153	137,895
Net (Income) Attributable to Noncontrolling Interests	-	(63)	-	(91)
Net Income Attributable to Stepan Company	$10,834	$16,995	$147,153	$137,804
Net Income Per Common Share Attributable to Stepan Company
Basic	$0.48	$0.74	$6.46	$6.01
Diluted	$0.47	$0.73	$6.38	$5.92
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,685	22,868	22,781	22,922
Diluted	22,994	23,254	23,064	23,287

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2022	EPS	2021	EPS	2022	EPS	2021	EPS
Net Income Reported	$10,834	$0.47	$16,995	$0.73	$147,153	$6.38	$137,804	$5.92

Deferred Compensation (Income) Expense	$2,000	$0.09	$2,168	$0.09	$(2,369)	$(0.10)	$1,484	$0.06
Business Restructuring/Asset Disposition Exp.	$62	$0.00	$2,343	$0.10	$231	$0.01	$2,543	$0.11
Cash-Settled SARs (Income) Expense	$194	$0.01	$203	$0.01	$(270)	$(0.01)	$165	$0.01
Environmental Remediation Expense	$366	$0.02	$784	$0.04	$8,728	$0.37	$1,503	$0.06

Adjusted Net Income	$13,456	$0.59	$22,493	$0.97	$153,473	$6.65	$143,499	$6.16

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2022	EPS	2021	EPS	2022	EPS	2021	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$2,631		$2,853		$(3,117)		$1,952
Business Restructuring/Asset Disposition Exp.	$83		$3,086		$308		$3,353
Cash-Settled SARs (Income) Expense	$255		$267		$(354)		$217
Environmental Remediation Expense	$481		$1,031		$11,483		$1,977
Total Pre-Tax Adjustments	$3,450		$7,237		$8,320		$7,499

Cumulative Tax Effect on Adjustments	$(828)		$(1,739)		$(2,000)		$(1,804)

After-Tax Adjustments	$2,622	$0.12	$5,498	$0.24	$6,320	$0.27	$5,695	$0.24

Table III

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $2.6 million of expense versus $2.9 million of expense in the prior year. The year-to-date impact was $3.1 million of pre-tax income versus $2.0 million of pre-tax expense in the prior year. The accounting for the deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plans fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Company common stock were as follows:

	2022				2021
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$106.46	$93.67	$101.35	$98.81	$124.29	$112.94	$120.27	$127.11

The deferred compensation income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2022	2021	2022	2021
Deferred Compensation
Operating Income (Expense)	$(3,645)	$(4,747)	$9,393	$(6,895)
Other, net – Mutual Fund Gain (Loss)	1,014	1,894	(6,276)	4,943
Total Pretax	$(2,631)	$(2,853)	$3,117	$(1,952)
Total After Tax	$(2,000)	$(2,168)	$2,369	$(1,484)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income statement line items for the three and twelve month periods ending December 31, 2022 as compared to 2021:

($ in millions)	Three Months Ended December 31		Increase (Decrease)	Change Due to Foreign Currency Translation	Twelve Months Ended December 31		Increase (Decrease)	Change Due to Foreign Currency Translation
	2022	2021			2022	2021
Net Sales	$627.2	$610.0	$17.2	$(22.5)	$2,773.3	$2,346.0	$427.3	$(95.4)
Gross Profit	67.8	83.3	(15.5)	(1.4)	427.1	395.8	31.3	(11.1)
Operating Income	11.7	20.0	(8.3)	(0.7)	207.3	170.8	36.5	(7.4)
Pretax Income	9.3	22.2	(12.9)	(0.4)	188.7	172.5	16.2	(7.2)

.

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2022 and December 31, 2021

	December 31, 2022	December 31, 2021
ASSETS
Current Assets	$1,044,802	$913,368
Property, Plant & Equipment, Net	1,073,297	850,604
Other Assets	315,073	301,640
Total Assets	$2,433,172	$2,065,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$670,649	$500,476
Deferred Income Taxes	10,179	12,491
Long-term Debt	455,029	322,862
Other Non-current Liabilities	131,250	155,590
Total Stepan Company Stockholders’ Equity	1,166,065	1,074,193
Noncontrolling Interest	-	-
Total Liabilities and Stockholders’ Equity	$2,433,172	$2,065,612